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                                                                Exhibit 2.2

                          [FORM OF MINORITY AGREEMENT]

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") made and entered into this 11th day of June, 1999, by and among Rayovac Corporation, a Wisconsin corporation ("Purchaser"), Rayovac Latin America, Ltd., a Cayman Islands company which is a wholly-owned subsidiary of Rayovac ("Newco"), and _____________, a __________ resident (hereinafter referred to as "Selling Shareholder").

                              BACKGROUND STATEMENT

         Selling Shareholder owns that number, class and percentage of shares as set forth on EXHIBIT A hereto (the "Shares") in the capital of certain corporations (the "Corporations"). Selling Shareholder desires to sell, and Newco desires to purchase the Shares, subject to the terms and conditions contained herein.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                           SALE AND PURCHASE OF SHARES

         1.1 TRANSFER OF SHARES. On the terms and subject to the conditions set forth herein, Selling Shareholder shall sell, assign, transfer and deliver to Newco and Newco shall purchase and accept at the Closing (defined below) the Shares, free and clear of all liens, claims, options, rights of first refusal, proxies, charges, pledges, security interests, mortgages, adverse claims and other encumbrances and similar rights and other transfer restrictions of any nature whatsoever, including any arising from any pending or threatened litigation (collectively, "Liens"). Notwithstanding anything to the contrary in this Agreement, the consummation of the transactions contemplated by this Agreement shall be contingent upon and shall occur simultaneously with the consummation of the purchase by Newco of all of the common shares in Ray-O-Vac Overseas Corporation and the consummation of the other transactions contemplated by the Share Purchase Agreement made as of June 11, 1999, by and among Purchaser, Newco, certain shareholders of ROV Limited, and the other parties thereto, as the same may be amended from time to time (the "Share Purchase Agreement").

         1.2 PURCHASE PRICE. The aggregate purchase price ("Purchase Price") to be paid to Selling Shareholder for the Shares is set forth on EXHIBIT A. All references in this Agreement to $ and federal funds shall mean United States Dollars and funds.

         1.3 NO TRANSFERS. After the date of this Agreement, Selling Shareholder shall not


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sell, pledge, encumber or otherwise transfer any or all of the Shares or any interest therein except to Newco in accordance with this Agreement.

                                    ARTICLE 2

                                     CLOSING

         2.1 TIME AND PLACE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Maples & Calder, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies at 10:00 a.m., local time on the same date as the Closing Date under the Share Purchase Agreement or (b) at such other place and time as Newco and Selling Shareholder may agree (the "Closing Date").

         2.2 DELIVERY. To effect the transfer of the Shares referred to in
Article 1 at the Closing, Selling Shareholder shall deliver, the existing share certificates representing all the Shares duly endorsed for transfer to Newco.

         2.3 PAYMENT OF PURCHASE PRICE. At the Closing, Newco shall wire transfer the Purchase Price in immediately available federal funds to Selling Shareholder to an account to be specified by Selling Shareholder.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDER. Selling Shareholder hereby represents and warrants to Newco that: (a) Selling Shareholder owns all right, title and interest in and to the Shares free and clear of any and all Liens, in the amounts set forth in EXHIBIT A; (b) Selling Shareholder has the power and authority to sell the Shares to Newco pursuant to this Agreement and otherwise to carry out the terms and conditions of this Agreement; (c) this Agreement has been duly executed and delivered by Selling Shareholder, and constitutes the legal, valid and binding obligation of Selling Shareholder enforceable in accordance with its terms; (d) the sale of the Shares pursuant to this Agreement and the carrying out of the other terms and conditions of this Agreement are in compliance with and are not (and would not be upon the giving of notice or the passage of time or both) be restricted by or in violation of (I) any applicable law to which Selling Shareholder is subject or bound, or (ii) any agreement, commitment, order, ruling or proceeding to which Selling Shareholder is a party, subject or bound, and would not result in the creation of any Lien upon the Shares; (e) no consent, authorization, clearance, order or approval, or filing or registration (collectively, "Authorizations") of or with any executive, judicial or other public authority, agency, department, bureau, division, unit or court or other public person or entity or other third party is required for or in connection with the execution and delivery of this Agreement by Selling Shareholder or the consummation by such Selling Shareholder of the transactions contemplated hereby; and (f) Selling Shareholder has no claims against the Corporations.


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                                    ARTICLE 4

                       ADDITIONAL COVENANTS AND AGREEMENTS

         4.1 FURTHER ASSURANCES. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other parties hereto in order to consummate more effectively the transactions contemplated by this Agreement.

                                    ARTICLE 5

                           TERMINATION AND ABANDONMENT

         5.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

             (a)  By mutual written consent of Selling Shareholder and Newco;

             (b) By Newco: if there has been a material breach by Selling Shareholder of any representation or warranty contained in this Agreement or of any of the covenants or agreements set forth in this Agreement, in each case which breach is not curable, or, if curable, is not cured within two business days after written notice of such breach is given by Newco to Selling Shareholder;

             (c) By Selling Shareholder if there has been a material breach by Newco of any of the covenants or agreements set forth in this Agreement, in each case which breach is not curable or, if curable, is not cured within two business days after written notice of such breach is given by Selling Shareholder to Newco; or

             (d) By Newco or Selling Shareholder if the Closing shall not have occurred by August 31, 1999.

         5.2 SPECIFIC PERFORMANCE. The parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event that any party violates or fails and refuses to perform any covenant made by it herein, the other party or parties will be without adequate remedy at law. Each party agrees, therefore, that, in the event that it violates, fails or refuses to perform any covenant made by it herein, the other party or parties so long as it or they are not in breach hereof, may, in addition to any remedies at law, institute and prosecute an action in federal court in the Southern District of New York to enforce specific performance of such covenant or seek any other equitable relief.




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                                    ARTICLE 6

                               GENERAL PROVISIONS

         6.1 LITIGATION; ARBITRATION. All disputes arising out of this Agreement may be settled by litigation brought in federal court in the Southern District of New York, which shall be the exclusive venue for any litigation under this Agreement. Each party hereby irrevocably submits to personal jurisdiction in any federal court in the Southern District of New York and waives any and all objections as to venue, inconvenient forum and the like. The decision of such court of competent jurisdiction that is either not subject to appeal or not appealed within ninety (90) days of any judgment shall be final and binding as to any matter submitted under this Agreement. Notwithstanding the foregoing, at the option of either party any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The place of arbitration shall be New York, New York.

         6.2 NOTICES. All notices and other communications under this Agreement shall be in writing and may be given by overnight or other delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

                           If to Newco or Purchaser, to:

                                    Rayovac Corporation
                                    601 Rayovac Drive
                                    Madison, WI 53711-2497
                                    Fax No. (608) 275-6666
                                    Attention: Kent Hussey

                           If to Selling Shareholder:

                                    Name:
                                               -----------------
                                    Address:
                                               -----------------
                                               -----------------


All such notices and communications shall be deemed received upon actual receipt thereof by the addressee.

         6.3 NO THIRD PARTY BENEFICIARIES; ASSIGNMENT; ETC. This Agreement shall be binding on the parties and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity. No


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transfer or  assignment of this Agreement or of any rights or obligations under this Agreement may be made by Selling Shareholder without the prior written consent of Newco and any attempted transfer or assignment without that required consent shall be void.

         6.4 ENTIRE AGREEMENT, ETC. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. No amendment, modification, waiver or termination of this Agreement shall be binding unless it is in writing and is executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. If any term or provision of this Agreement shall be determined to be illegal, invalid or unenforceable, such term or provision shall be deemed ineffective and severed herefrom and shall not affect or render illegal, invalid or unenforceable the remaining terms and provisions of this Agreement.

         6.5 GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of New York.

         6.6 SURVIVAL. The representations, warranties, covenants and agreements contained in this Agreement shall survive the purchase and sale of the Shares pursuant to this Agreement, and the remedies of Purchaser and Newco for the breach of any representation, warranty, covenant or agreement shall not be affected by any investigation by, or knowledge of, Purchaser or Newco.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                         [SIGNATURES BEGIN ON NEXT PAGE]




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                                                     PURCHASER:

                                                     RAYOVAC CORPORATION

                                                     By:________________________
                                                     Name:______________________
                                                     Title:_____________________


                                                     NEWCO:

                                                     RAYOVAC LATIN AMERICA LTD.


                                                     By:________________________
                                                     Name:______________________
                                                     Title:_____________________


                                                     SELLING SHAREHOLDER:


                                                     ---------------------------
                                                     [Name]